UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2006

THE WESTERN UNION COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-32903	20-4531180
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12500 East Belford Avenue Englewood, Colorado	80112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (866) 405-5012

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

Over the past several years, as part of its investigation into illegal immigration and drug smuggling activities, the Arizona Attorney General’s Office has occasionally obtained warrants for the seizure of certain fund transfers sent to Arizona. Western Union was recently advised that the Attorney General intended to request a warrant seizing certain fund transfers from a number of states other than Arizona to locations in Sonora, Mexico. On September 20, 2006, Western Union requested a federal court to issue a temporary restraining order against the Arizona Attorney General’s proposed seizure plan. Western Union challenged the plan’s application to money transfers initiated and completed outside of Arizona. The federal court declined to grant the temporary restraining order on technical and procedural grounds, including, among other things, that Western Union could seek a remedy in the state courts in the event the seizure warrant was issued.

On September 21, 2006, the Arizona Attorney General’s Office obtained from an Arizona state court a seizure warrant relating to person-to-person money transfers originating from Arizona and 28 other states with intended recipients in 26 locations in the Mexican state of Sonora. The warrant applies to money transfers which exceed a certain dollar threshold. This threshold is higher than the average amount transferred to Mexico. The seizure warrant requires that Western Union, in lieu of making such transfers to the intended recipients in Sonora, Mexico, pay the funds to a designated detention account. The warrant states that it becomes effective on September 22, 2006 and continues through October 6, 2006. Western Union intends to seek a stay of the seizure warrant and other judicial review and otherwise to pursue vigorously its legal remedies, including remedies to appropriately protect the rights and privacy of its consumers. Although the issuance of the warrant, whether or not sustained, may adversely affect the volume of money transfers, Western Union does not believe the ultimate impact on the company will be material.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WESTERN UNION COMPANY

Dated: September 22, 2006.	By:	/s/ Sarah J. Kilgore
Name: Sarah J. Kilgore
Title: Vice President and Assistant Secretary